Exhibit 10.9
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, PA 15108
(412) 269-6300
September 18, 2008
Craig O. Stuver
Senior Vice President, Corporate Controller and Treasurer
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, PA 15108
Dear Craig:
As we discussed, I am sorry to hear that you are considering leaving Michael Baker Corporation. In acknowledgement of your willingness to assist us with an orderly transition in the event you determine to leave Baker, Baker is prepared to offer you the following arrangement:
1.	For each month (or part of a month exceeding two weeks) you stay with the Corporation beginning September 1, 2008, the Corporation will pay you an additional one and one-half months compensation upon your departure and the Cobra cost of your medical insurance for one and one-half month after your departure. The payments for Cobra cost will be grossed up to cover your Federal and state tax liability on such payments. For example, if you stay with the Corporation through November 30, 2008, you will receive an additional four and one-half months compensation plus four and one-half months Cobra cost upon your departure. This benefit will be capped based upon four months of additional service or service through December 31, 2008, so while you may elect to stay with the Corporation thereafter, you will only be eligible for up to six months of such supplementary compensation and payments, which will be paid in the first pay cycle in 2009 following the end of the four months whether you are leaving at that time or have decided to stay on longer.
2.	In addition, should you stay with the Corporation through December 31, 2008, you will be eligible for any bonus payments you would otherwise have received for 2008 performance, such payments, if any, to be made at the same time the Corporation makes 2008 bonus payments to its other eligible employees.
3.	Any payments you receive under this letter agreement shall be in addition to any severance payments to which you may be entitled under the Corporation’s Policy regarding Reductions in Force, which appears at Section 5.1.3 of the Corporation’s Policy Manual. I have attached a copy of this Section as Exhibit A to this letter for your ready reference. Based upon your qualifying years of service, if you are otherwise entitled to severance under the Policy, you will receive a severance payment equal to nine (9) weeks of compensation based upon your compensation on the day you cease to be employed by the Corporation.
4.	You will continue to be an employee at will and may be terminated by the Corporation with or without cause at any time. However, you will be provided with two weeks advance notice of any termination without cause, and in such event will receive the same payments under this letter agreement that you would receive if you had continued with the Corporation through December 31, 2008. You may be terminated for cause at any time without advance notice. In the event you are terminated for cause, you will receive only the payments previously earned under this letter agreement, unless you are terminated by the Corporation for fraud or the commission of a felony or crime involving moral turpitude, in which case you will not be entitled to any such payments.
5.	In the event, you elect to leave the Corporation or are terminated without cause, you may keep your current laptop computer and blackberry.
6.	Once you have decided upon the date you intend to leave the Corporation, you agree to provide the Corporation two weeks advance notice of your departure addressed to the attention of Mike Ziemianski, Chief Resource Officer.
I trust you find this arrangement satisfactory. Again, I appreciate your willingness to work with us in making any necessary transition of your responsibilities as smooth as possible. Assuming you agree, kindly countersign this letter and the enclosed copy in the space provided and return one fully-signed original to my attention. The other fully-signed original is for your records.

Very truly yours, MICHAEL BAKER CORPORATION
/s/ Bradley L. Mallory
Bradley L. Mallory
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:
/s/ Craig O. Stuver
Craig O. Stuver
Date: 9/18/8

EXHIBIT A
5.1.3 Reduction in Force (RIF)
Baker may implement a reduction in force and may choose to terminate or lay off employees due to changes in duties, organizational changes, and lack of funds, lack of work or other reasons deemed appropriate by Baker.
All full time and part time employees (not temporary) are eligible to receive severance pay based on years of service. Human Resources will provide the specific details in relation to severance pay due to a reduction in force, credit for service with re-hires following a reduction in force (or repeated hires and reductions in force). Severance payments are detailed below.

YEARS OF SERVICE	SEVERANCE PAY
0-2	2 weeks
3-5	3 weeks
6-8	4 weeks
9-10	5 weeks
11-12	6 weeks
13-14	7 weeks
15-16	8 weeks
17-18	9 weeks
19-20	10 weeks
Over 20	12 weeks
Part time employees will receive severance pay at a prorated amount based on their regularly scheduled work hours.
Years of service is determined by the employee’s adjusted service date. Any partial year of service will count as a full year for the purpose of calculating severance.
If an employee has received severance pay, is re-hired by Baker and then subsequently terminated again, additional severance pay will be calculated based on the employee’s rehire date.
Employees terminated due to a reduction in force will be paid for all accrued unused vacation time.

3